                                 RESTATED AND AMENDED
                           AGREEMENT REGARDING HOTEL LEASES

                              (HOST VENTURES PROPERTIES)


     This RESTATED AND AMENDED AGREEMENT REGARDING HOTEL LEASES (this "Agreement") is made effective April 15, 1998 (the "Effective Date"), by and between HOST FUNDING, INC., a Maryland corporation ("Host Funding"), and BUCKHEAD AMERICA CORPORATION, a Delaware corporation ("BAC").

                                 W I T N E S S E T H:

     WHEREAS, Host Ventures, Inc., a Maryland corporation ("CrossHost"), a wholly owned subsidiary of Host Funding, holds clear and marketable title to certain Sleep Inn hotel properties located in Ocean Springs, Mississippi (the "Ocean Springs Property") and Sarasota, Florida (the "Sarasota Property") (and said hotel properties hereinafter sometimes collectively referred to as the "Hotel Properties"); and

     WHEREAS, the Hotel Properties are presently leased to Crossroads Hospitality Tenant Company, LLC, a Delaware limited liability company ("CHTC") pursuant to certain lease agreements being terminated by CrossHost and CHTC pursuant to that certain Termination of Certain Lease Agreements and
 Master Agreements Related Thereto - Host Ventures Properties (the "Termination Agreement"); and

     WHEREAS, Host Ventures, as "lessor," and BAC Hotel Management, Inc., a Delaware corporation ("Lessee"), as "lessee," are entering into separate and individual lease agreements (hereinafter sometimes collectively referred to as the "Leases") pursuant to which Host Ventures will lease to Lessee the Ocean Springs Property (the "Ocean Springs Lease") and the Sarasota Property (the "Sarasota Lease"); and

     WHEREAS, Host Funding and BAC have previously entered into that certain Agreement Regarding Hotel Properties (the "Original Agreement"), dated effective April 15, 1998, and desire to restate and amend the Original Agreement such that this Agreement will be executed in partial replacement of and substitution for the Original Agreement.

     NOW, THEREFORE, in consideration of the mutual premises contained herein, and other good and valuable consideration, including the execution of the Leases, the receipt and sufficiency of which is hereby acknowledged and confessed by the parties hereto, Host Funding and BAC agree as follows:

     1. PURCHASE PRICE. BAC shall, in consideration of the execution of the Leases, pay and/or deliver to Host Funding the sum of $460,625.00 (the "Lease Rights Acquisition Fee"), as follows:

           (a) BAC's delivery to Host Funding of the sum of $179,828.00 in cash or other immediately available funds (the "Cash Portion of the Lease Rights Acquisition Fee") upon the date the Leases are fully executed by all parties thereto; provided, Host Funding acknowledges and agrees that the actual Cash Portion of the Lease Rights Acquisition Fee to be delivered to Host Funding is $179,828.00 LESS the approximate sum of $112,900.00 (approximate net sum to be delivered by BAC, Lessee and/or Host Funding to CHTC pursuant to the Termination Agreement; and, provided further, Host Funding acknowledges and agrees that a $36,850.00 portion of the Cash Portion of the Lease Rights Acquisition Fee may, in lieu of delivery of same to Host Funding, be used as working capital with respect to the Hotel Properties;

           (b) BAC's delivery to Host Funding of a promissory note (the "Lease Acquisition Finance Note"), in the original principal amount of $78,122.00, executed by BAC, payable to Host Funding, bearing no interest prior to maturity, maturing on the first anniversary of the effective date of the Leases, and otherwise upon such terms and conditions as are reasonably acceptable to BAC and Host Funding (the "Finance Note Portion of the Lease Rights Acquisition Fee"), upon the date the Leases are fully executed by all parties thereto; and

           (c) BAC's delivery to Host Funding, within fifteen (15) days after the date the Leases are fully executed by all parties thereto, of the number of unregistered shares of the common stock of BAC having an aggregate value of $147,400.00 (the "BAC Stock"), for the purposes hereof the value of the BAC Stock to be deemed to be the average selling price for the common stock of BAC as reported on NASDAQ for the period of time beginning ten (10) days prior to the date the Leases are fully executed by all parties thereto, and ending ten (10) days after said date (the "BAC Stock Portion of the Lease Rights Acquisition Fee").

     With respect to the Lease Rights Acquisition Fee, Host Funding acknowledges and agrees that BAC shall receive a $55,275.00 credit (the "$55,275.00 Portion of the Lease Rights Acquisition Fee") against same for legal, accounting and other professional fees incurred by BAC incident to the transactions described herein. Further, BAC and Host Funding agree that, as among the Hotel Properties and the Leases, the Lease Rights Acquisition Fee shall be allocated as set forth on EXHIBIT A attached hereto and incorporated herein by reference for all purposes.

     2. LEASE RIGHTS ACQUISITION FEE DEPOSIT. Upon execution of this Agreement, BAC shall deliver to Host Funding $36,850.00 (the "Lease Rights Acquisition Fee Deposit"), which shall be paid and applied against the Cash Portion of the Lease Rights Acquisition Fee; provided, in the event the transactions contemplated hereby are not consummated for any reason whatsoever, the Lease Rights Acquisition Fee Deposit will immediately be returned to BAC by Host Funding, and, if Host Funding fails to timely do so, BAC shall have the right to offset against the next accruing installments of percentage rent due by BAC to BH - Auburn, L.P. and BH - Findlay, L.P., pursuant to those certain Lease Agreements with said parties, as applicable (and related to Country Heath Inn hotel properties located in Auburn, Indiana and Findlay, Ohio), an amount equal to the Lease Rights Acquisition Fee Deposit, together with interest accruing thereon at the rate of twelve percent (12%) per annum from the date the Lease Rights Acquisition Fee Deposit was to be returned by Host Funding to BAC until the date such obligation of Host Funding is satisfied in full.

     3. SECURITY DEPOSITS. Section 48.1 of all of the Leases requires the delivery to CrossHost of security deposits (collectively, the "Security Deposits") consisting of the number of shares of the Class A Common Stock of Host Funding (the "Host Funding Stock") having an aggregate value as designated by each of the Leases. In consideration of the execution of the Leases, and with respect to the Security Deposits, BAC agrees to, on or before fifteen (15) days after the Commencement Date (as defined in each of the Leases), purchase from Host Funding the number of shares of Host Funding Stock having an aggregate value of $106,128.00, said $106,128.00 in aggregate value of shares of Host Funding Stock to be allocated among the Leases and the Security Deposits as set forth in EXHIBIT B attached hereto and incorporated herein by reference for all purposes. The price per share of the Host Funding Stock shall be the average selling price for Host Funding Stock as reported on the American Stock Exchange for the period of time beginning ten (10) days prior to the date the Leases are fully executed by all parties thereto, and ending ten (10) days after said date. The purchase price for the Host Funding Stock shall be payable by BAC's delivery to Host Funding of a promissory note (the "Host Funding Stock Note") in the amount of the purchase price for the Host Funding Stock, executed by BAC, payable to Host Funding, bearing no interest prior to maturity, maturing on the first anniversary of the effective date of the Leases, and otherwise upon such terms and conditions as are reasonably acceptable to BAC and Host Funding. BAC acknowledges that the Host Funding Stock shall be issued to BAC pursuant to a private placement and shall be subject to applicable restrictions imposed upon stock which has not been registered under applicable laws. Further, BAC understands that if Host Funding files a registration statement for shares of Host Funding Stock with the United States Securities and Exchange Commission (other than an S-8 registration or an S-4 registration), then BAC shall have the right to cause the Host Funding Stock to be included in such registration provided that: if the registration is filed in connection with an underwritten public offering, the underwriters shall have the right to reduce the number of shares of the Host Funding Stock in proportion to other shares of Host Funding Stock subject to similar "piggyback" registration rights, and these registration rights shall expire as soon as, and to the extent that, BAC is eligible to publicly trade the Host Funding Stock pursuant to Rule 144 of the Securities Act of 1933.

     4. AGREEMENTS WITH REGARD TO THE BAC STOCK. With regard to the BAC Stock delivered to Host Funding pursuant to Paragraph 1(c) hereof, Host Funding acknowledges that the BAC Stock shall be issued to Host Funding pursuant to a private placement and shall be subject to applicable restrictions imposed upon stock which has not been registered under applicable securities laws. Further, Host Funding understands that if BAC files a registration statement for shares of its common stock with the United States Securities and Exchange Commission (other than an S-8 registration or an S-4 registration), then Host Funding shall have the right to cause the BAC Stock to be included in such registration PROVIDED that: if the registration is filed in connection with an underwritten public offering, the underwriters shall have the right to reduce the number of shares of the BAC Stock in proportion to other shares of BAC common stock subject to similar "piggyback" registration rights, and these registration rights shall expire as soon as, and to the extent that, Host Funding is eligible to publicly trade the BAC Stock pursuant to Rule 144 of the Securities Act of 1933.

     5. EXTRAORDINARY CAPITAL EXPENDITURES. BAC and Host Funding agree that an amount equal to the aggregate sum of the Lease Acquisition Finance Note and the Host Funding Stock Note (approximately $184,000.00) shall be used for the renovation and/or refurbishment of all or certain of the Hotel Properties, and in amounts and with respect to the Hotel Properties reasonably agreed upon by BAC and Host Funding pursuant to the applicable Capital Expenditures Budgets prepared for said Hotel Properties pursuant to
Section 40.1 of the Lease Agreements (the "Extraordinary Capital Expenditures"); provided, the "Extraordinary Capital Expenditures" shall be in addition to any capital expenditures made through use of monies reserved or deposited by CrossHost or Host Ventures, as applicable, pursuant to
Section 40.1 of the Lease Agreements; provided further, if the anticipated renovation and/or refurbishment of the Hotel Properties is not completed (and allocable funds are not utilized) prior to the first anniversary of the effective date of the Leases, BAC agrees or agrees to cause Lessee to deliver said funds not previously utilized to Host Funding. BAC also agrees or agrees to cause Lessee to, upon the request of the holder of the mortgage encumbering the Hotel Properties, furnish such holder with periodic status and payment reports with respect to all such Extraordinary Capital Expenditures. All Extraordinary Capital Expenditures so made pursuant to this Section 6 shall automatically become dollar-for-dollar reductions, first to the Host Funding Stock Note, and next, to the Lease Acquisition Finance Note; provided, to the extent an amount equal to the aggregate original sum of the Lease Acquisition Finance Note and the Host Funding Stock Note are not utilized for Extraordinary Capital Expenditures prior to the first anniversary of the effective date of the Leases, any sums remaining unpaid on the Lease Acquisition Finance Note and/or the Host Funding Stock Note (after all appropriate credits and/or reductions have been applied against same pursuant to the provisions of this Section 5) shall, and as applicable, immediately become due and payable by BAC to Host Funding. Additionally, Credit Suisse First Boston Mortgage Capital LLC, holder of the existing mortgage loan with respect to the Ocean Springs Property and the Sarasota Property, has required Host Ventures to reserve approximately $185,000.00 for capital expenditures related to the Ocean Springs Property and the Sarasota Property, and, incident to same, BAC agrees to immediately pay to Host Funding, for application to the Host Funding Stock Note, $100,000.00 of the amount required to be so reserved. Notwithstanding anything contained herein to the contrary, BAC acknowledges that all personal property purchased by Lessee through use of funds provided pursuant to this Section 5 or Section
40.1 of the Leases, and all personal property purchased with monies provided to Lessee by Host Ventures or from monies generated through operation of the Hotel Properties, shall be purchased solely in the name of Host Ventures, and shall remain the property of Host Ventures (and not BAC or Lessee).

     6. REPRESENTATIONS AND WARRANTIES OF HOST FUNDING. Host Funding, for itself, and Host Ventures, represents and warrants to BAC and/or Lessee, as applicable, as follows:

      (a) ORGANIZATION AND GOOD STANDING. Host Funding and Host Ventures are corporations duly organized, validly existing and in good standing under the laws of the State of Maryland, as applicable, qualified to do business and in good standing in the states in which the Hotel Properties are located, and Host Ventures has all right, power and authority, together with all governmental licenses, authorizations, consents and approvals, required to own, operate or lease the Hotel Properties.

      (b) AUTHORITY OF HOST FUNDING; ENFORCEABILITY. Host Funding has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Host Funding and this Agreement (and the obligations of Host Funding set forth herein), assuming due authorization, execution and delivery by BAC, constitutes the legal, valid and binding obligation of Host Funding, enforceable against Host Funding in accordance with its terms, subject to the effect, if any, of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and the effect, if any, of general principles of equity.

      (c) AUTHORITY OF HOST VENTURES; ENFORCEABILITY. Host Ventures has all necessary power and authority to enter into the Leases, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. The Leases have been duly authorized, and, subject to the provisions hereof, will be executed and delivered by Host Ventures, and the Leases (and the obligations of Host Ventures set forth therein), assuming due authorization, execution and delivery by all other parties thereto, will constitute the legal, valid and binding obligation of Host Ventures, enforceable against Host Ventures in accordance with their terms, subject to the effect, if any, of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and the effect, if any, of general principles of equity.

      (d) NO CONFLICTS; CONSENTS (HOST FUNDING). The execution, delivery and performance of this Agreement by Host Funding and the transactions contemplated hereby do not and will not:

           (i) violate or conflict with the certificate of incorporation or bylaws or other organizational documents of Host Funding;

          (ii) conflict with or violate any law, rule or regulation of, or any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with, any foreign, federal, state or local governmental authority, body, agency official, regulatory or administrative agency, body or official, or governmental commission, court, tribunal, body, agency official or arbitral body (singularly and collectively, "Governmental Authority") applicable to Host Funding or its business;

         (iii) conflict with, result in any breach of, constitute a material default (or constitute an event which with the giving of notice or lapse of time, or both, would become or result in a conflict, breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use or any encumbrance of any kind (collectively, "Encumbrance") on Host Funding or its assets pursuant to any agreement, contract or other instrument, to which Host Funding is a party or by which any of its assets or properties are bound or affected; or

          (iv) require the consent of any third party reasonably necessary to consummate the transactions contemplated hereby, or, if so required, has or will be obtained by Host Funding at its sole cost and expense;

      (e) NO CONFLICTS; CONSENTS (HOST VENTURES). The execution, delivery and performance of the Leases by Host Ventures, the operation of the Hotel Properties as hotels, and the transactions contemplated thereby will not:

           (i) violate or conflict with the certificate of incorporation or bylaws or other organizational documents of Host Ventures;

          (ii) conflict with or violate any law, rule or regulation of, or any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with, any Governmental Authority applicable to Host Ventures or its business;

         (iii) conflict with, result in any breach of, constitute a material default (or constitute an event which with the giving of notice or lapse of time, or both, would become or result in a conflict, breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use or any Encumbrance on Host Ventures, or its assets pursuant to any agreement, contract or other instrument, to which Host Ventures is a party or by which any of its assets or properties, including, without limitation, the Hotel Properties, are bound or affected; or

          (iv) require the consent of any third party reasonably necessary to consummate the transactions contemplated hereby, or, if so required, has or will be obtained by Host Ventures, at its sole cost and expense.

      (f) HOTEL PROPERTIES. Host Ventures has good, clear and marketable title to the Hotel Properties. Except as otherwise disclosed in writing to BAC, the Hotel Properties are free from any material defect. Each of the Hotel Properties is zoned, and all governmental approvals have been obtained, for the current use of each of the Hotel Properties as hotels.

      (g) ADA COMPLIANCE. To the best knowledge of Host Funding, each of the Hotel Properties is in full compliance with the Americans With Disabilities Act and all rules and regulations promulgated thereunder or in connection therewith (the "ADA Act") and neither Host Funding nor Host Ventures has received notice from any Governmental Authority, or complaint for allegation from any third party asserting that any of the Hotel Properties is not in full compliance with the ADA Act.

      (h) LITIGATION. There are no pending (or to the best knowledge of Host Funding, threatened) claims, disputes, actions, suits, arbitrations, inquiries, audits, proceedings or investigations (or any basis therefor) by or against Host Funding or Host Ventures or any of their respective assets or properties, including any of the Hotel Properties.

      (i) BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated under this Agreement or the Leases and Host Funding will indemnify and hold harmless BAC and Lessee from any such payments alleged to be due through Host Funding or Host Ventures.

      (j) ENVIRONMENTAL MATTERS. Other than as found or contained in normal and customary materials and supplies used in connection with the operation of the Hotel Properties, there has been no presence, use, generation, release, discharge, storage, disposal, or transportation of any Hazardous Materials (as hereinafter defined) on, under, in, about, to, or from the Hotel Properties. As used herein, the term "Hazardous Materials" means any hazardous or toxic substances, material or wastes, including, but not limited to, those substances, materials, and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 C.F.R. Section 172.101) or by the Environmental Protection Agency's hazardous substances (40 CRIER Part
          302) and amendments thereto, or such substances, materials, constituents, and wastes which are currently regulated under any applicable local, state, or federal law including, without limitation:
          (i) petroleum, gasoline or other petroleum derivatives, or additives to gasoline or other petroleum derivative; (ii) asbestos or asbestos-containing materials; (iii) polychlorinated biphenyls; (iv) designated as a "hazardous substance" pursuant to section 307 of the Clean Water Act (33 U.S.C. Section 1317); (v)

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          defined as "hazardous waste" pursuant to section 1004 of
          the Resource Conservation and Recovery Act, 42 U.S.C. Section
          6903); (vi) defined as a "hazardous substance" pursuant to section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 2 U.S.C. Section 9601 ET SEQ. (42 U.S.C. Section
          9601); or (vii) any substance the nature, use, manufacture, or effect of which render it subject to federal, state, or local regulation, investigation, removal, or remediation as potentially hazardous or toxic, injurious to human health or welfare, or injurious to the environment.

      (k) EMPLOYEE MATTERS. Any employees associated with the operations of the Hotel Properties are employees of CHTC and/or an affiliate of CHTC, and are not the employees of Host Funding or Host Ventures.

      (l) COMPLIANCE WITH LAWS. To the best knowledge of Host Funding, neither Host Funding nor Host Ventures is in violation of, or has violated, any applicable Federal, state, local or foreign or other law, regulation or order or any other requirement of any Governmental Authority. Host Funding is not now charged with, and to the best knowledge of Host Funding, neither Host Funding nor Host Ventures is now under investigation with respect to, any possible violation of any applicable law, regulation or order, and Host Funding and Host Ventures have filed all reports required to be filed with any Governmental Authority on or before the Effective Date.

    7. REPRESENTATIONS AND WARRANTIES OF BAC. BAC, for itself and Lessee, as applicable, represents and warrants to Host Funding and Host Ventures, as applicable, as follows:

      (a) ORGANIZATION AND GOOD STANDING. BAC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Lessee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all right, power and authority, together with all governmental licenses, authorizations, consents and approvals, required to operate or lease the Hotel Properties.

      (b) AUTHORITY OF BAC; ENFORCEABILITY. BAC has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.
          This Agreement has been duly authorized, executed and delivered by BAC and this Agreement (and the obligations of BAC set forth herein), assuming due authorization, execution and delivery by Host Funding, constitutes the legal, valid and binding obligation of BAC, enforceable against BAC in accordance with its terms, subject to the effect, if any, of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and the effect, if any, of general principles of equity.

      (c) AUTHORITY OF LESSEE; ENFORCEABILITY. Lessee has all necessary power and authority to enter into the Leases, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. The Leases have been duly authorized, executed and delivered by Lessee, and the Leases (and the obligations of Lessee set forth therein), assuming due authorization, execution and delivery by Host Ventures, constitute the legal, valid and binding obligation of Lessee enforceable against Lessee in accordance with their terms, subject to the effect, if any, of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and the effect, if any, of general principles of equity.

      (d) NO CONFLICTS; CONSENTS (BAC). The execution, delivery and performance of this Agreement by BAC and the transactions contemplated hereby do not and will not:

           (i) violate or conflict with the certificate of incorporation or bylaws or other organizational documents of BAC;

          (ii) conflict with or violate any law, rule or regulation of, or any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with, any Governmental Authority applicable to BAC or its business;

         (iii) conflict with, result in any breach of, constitute a material default (or constitute an event which with the giving of notice or lapse of time, or both, would become or result in a conflict, breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use or any encumbrance of any Encumbrance on BAC or its assets pursuant to any agreement, contract or other instrument, to which BAC is a party or by which any of its assets or properties are bound or affected; or

          (iv) require the consent of any third party reasonably necessary to consummate the transactions contemplated hereby, or, if so required, has or will be obtained by BAC at its sole cost and expense.

      (e) NO CONFLICTS; CONSENTS (LESSEE). The execution, delivery and performance of the Leases by Lessee, the operation of the Hotel Properties as hotels, and the transactions contemplated thereby do no and will not:

           (i) violate or conflict with the articles of organization or other organizational documents of Lessee;

          (ii) conflict with or violate any law, rule or regulation of, or any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with, any Governmental Authority applicable to Lessee or its business;

         (iii) conflict with, result in any breach of, constitute a material default (or constitute an event which with the giving of notice or lapse of time, or both, would become or result in a conflict, breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use or any Encumbrance on Lessee or its assets pursuant to any agreement, contract or other instrument, to which Lessee is a party or by which any of its assets or properties are bound or affected; or

          (iv) require the consent of any third party reasonably necessary to consummate the transactions contemplated hereby, or, if so required, has or will be obtained by Lessee at its sole cost and expense.

      (f) LITIGATION. There are no pending (or to the best knowledge of BAC, threatened) claims, disputes, actions, suits, arbitrations, inquiries, audits, proceedings or investigations (or any basis therefor) by or against BAC or Lessee or any of their respective assets or properties which would have a material affect on the ability of BAC to perform its obligations under this Agreement.

      (g) BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated under this Agreement or the Leases and BAC will indemnify and hold harmless Host Funding and Host Ventures from any such payments alleged to be due through BAC or Lessee.

      (h) COMPLIANCE WITH LAWS. To the best knowledge of BAC, neither BAC nor Lessee is in violation of, and has not violated, any applicable Federal, state, local or foreign or other law, regulation or order or any other requirement of any Governmental Authority. BAC is not now charged with, and to the best knowledge of BAC, neither BAC nor Lessee is not now under investigation with respect to, any possible violation of any applicable law, regulation or order, and BAC and Lessee have filed all reports required to be filed with any Governmental Authority on or before the Effective Date.

     8. EXISTING OBLIGATION. Host Funding (i) acknowledges and agrees that it owes BAC $20,000.00 for franchise fees related to the Country Hearth Inn hotel properties described in Section 2 hereof, and (ii) that in order to satisfy such indebtedness, said $20,000.00 sum may be withheld from the first accruing Percentage Rent payments (as defined in the Leases) due and payable pursuant to the terms of the Leases.

     9. POTENTIAL ACQUISITION OF FLORIDA HOLIDAY INN PROPERTIES. Host Funding has entered into two (2) Agreements of Sale and Purchase (collectively, the "Agreements of Sale and Purchase") to acquire a Holiday Inn Hotel & Suites located in Clearwater, Florida, and a Holiday Inn Express located in Port Richey, Florida (collectively, the "Florida Hotel Properties"), copies of the Agreements of Sale and Purchase having been delivered to BAC by Host Funding. In consideration for Host Funding granting to BAC the first right of refusal to be the operator and/or lessee of the Florida Hotel Properties, which right of first refusal is hereby granted, BAC shall, upon execution of this Agreement, deliver to the Title Company (as defined in the Agreements of Sale and Purchase) on behalf of Host Funding, the $25,000.00 Initial Deposits (as defined in the Agreements of Sale and Purchase) required pursuant to each of the Agreements of Sale and Purchase. Host Funding will simultaneously with such delivery provide to BAC predated letters terminating the Agreements of Sale and Purchase twenty-four (24) hours prior to the expiration of the Due Diligence Period (as defined in the Agreements of Sale and Purchase). Notwithstanding the foregoing, if for any reason the transactions contemplated with respect to the Florida Hotel Properties are not consummated, and, incident thereto, the $25,000.00 Initial Deposits are forfeited or otherwise not returned to Host Funding, Host Funding will immediately pay to BAC the sum of $50,000.00, and if Host Funding fails to timely do so, BAC shall have the right to offset against the next accruing installments of any percentage rent due by BAC to BH - Auburn, L.P., and BH -Findlay, L.P., pursuant to those certain Lease Agreements with said parties, as applicable (and related to Country Hearth Inn hotel properties located in Auburn, Indiana, and Findlay, Ohio), an amount equal to $50,000.00, together with interest accruing thereon at the rate of twelve percent (12%) per annum from the date the $50,000.00 was to be returned by Host Funding to BAC until the date such obligation of Host Funding is satisfied in full.

     10.   MISCELLANEOUS.

           (a) This Agreement shall be governed by and construed in accordance with the laws of the state in which the Hotel Property in question is located.

           (b) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

           (c) This Agreement may not be modified or changed orally, but may be modified or changed only by a written agreement signed by the parties hereto.

           (d) No waiver of any breach of any covenant, condition or agreement contained herein shall be construed to be a subsequent waiver of that covenant, condition or agreement or of any subsequent breach thereof or of this Agreement.

           (e) If any provision of this Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforceable to the greatest extent permitted by law.

           (f) To the extent that any conflict exists between this Agreement and any of the Leases, this Agreement shall control the understandings and agreements among the parties respecting the within subject matter.

           (g) It us understood and agreed that should any party to this Agreement commence legal proceedings against the other to enforce the terms and provisions of this Agreement, the party losing in such legal proceeding should pay the attorneys' fees and other expenses of the party prevailing in such legal proceedings.

           (h) Host Funding and BAC understand and agree that the performance of the obligations of said parties hereunder is subject to (i) the respective lenders and/or mortgagees of Host Ventures holding liens on any of the Hotel Properties having approved this Agreement and the terms and provisions hereof, and (ii) the execution of the Leases by Host Ventures and Lessee. BAC also acknowledges and agrees that the performance of the obligations of Host Funding hereunder is further subject to the execution by Host Funding, CHTC, CHC, Host Ventures and CrossHost, Inc., a Maryland corporation, of that certain document called Termination of Certain Lease Agreements and Master Agreements Related Thereto (Host Ventures Properties), reflecting therein, among other subjects, various agreements between said parties relating to the termination of the leases presently in existence with respect to the Hotel Properties.

           (i) In consideration of the expenses to be incurred by BAC in pursuing the transactions described herein and in conducting its due diligence, neither Host Funding nor Host Ventures, nor any of their officers, employees, representatives and agents shall for a period of forty
     (40) days hereafter enter into any negotiations or discussions with any third party relating to the sale or lease of the Hotel Properties. During such forty (40) day period, BAC and Host Funding will negotiate in good faith in order to execute the Leases and related documents contemplated by this Agreement.

           (j) It is understood and agreed that this Agreement is the entire agreement of the parties hereto with regard to the subject matter addressed herein and supersedes any prior written or oral agreements between the parties hereto regarding same.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.


                                     HOST FUNDING:


                                     HOST FUNDING, INC., a Maryland corporation


                                     By:
                                        ---------------------------------------
                                        Michael S. McNulty, President


                                     BAC:


                                     BUCKHEAD AMERICA CORPORATION, a
                                     Georgia corporation


                                     By:
                                        ---------------------------------------
                                        Douglas C. Collins, President

                                      EXHIBIT A

                      ALLOCATION OF LEASE RIGHTS ACQUISITION FEE

                                                                         FINANCE NOTE         BAC STOCK PORTION    $55,275.00
                                                      CASH PORTION OF    PORTION OF THE       OF THE LEASE         PORTION OF THE
                                   LEASE RIGHTS       THE LEASE RIGHTS   LEASE RIGHTS         RIGHTS ACQUISITION   LEASE RIGHTS
       HOTEL PROPERTY AND LEASE    ACQUISITION FEE    ACQUISITION FEE    ACQUISITION FEE      FEE (BY VALUE)       ACQUISITION FEE
1.     Ocean Springs Property and     $313,516.00        $122,397.00          $53,172.00          $100,325.00         $37,622.00
       Ocean Springs Lease

2.     Sarasota Property and          $147,109.00         $57,432.00          $24,950.00          $47,075.00          $17,653.00
       Sarasota Lease

                                      EXHIBIT B

                             ALLOCATION IN VALUE OF HOST
                         FUNDING STOCK AND SECURITY DEPOSITS



     LEASE                                          SECURITY DEPOSIT

                                                (Value in Shares of
                                                 Host Funding Stock)
                                                --------------------
1.   Ocean Springs Lease                             $72,234.00

2.   Sarasota Lease                                  $33,894.00